Exhibit 10.3

H&R BLOCK, INC.
2013 LONG TERM INCENTIVE PLAN
PERFORMANCE SHARE UNITS
AWARD AGREEMENT
This Award Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (“H&R Block”), and [Participant Name] (“Participant”).
WHEREAS, H&R Block provides certain incentive awards (“Awards”) to key employees of subsidiaries of H&R Block under the H&R Block, Inc. 2013 Long Term Incentive Plan (the “Plan”);
WHEREAS, Participant has been selected by the Board, the Compensation Committee, or the Chief Executive Officer of H&R Block to receive an Award under the Plan; and
WHEREAS, receipt of this Award is conditioned upon Participant’s execution of this Award Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board.
NOW THEREFORE, in consideration of the parties’ promises and agreements set forth in this Award Agreement, the sufficiency of which the parties hereby acknowledge,
IT IS AGREED AS FOLLOWS:
1.    Performance Share Units.
1.1    Grant of Performance Share Units. As of [Grant Date] (the “Grant Date”), H&R Block hereby awards Participant [Number of PSUs Granted] Performance Share Units (“PSUs”).
1.2    Vesting Conditions. Except as provided in Section 1.5 and Section 1.6 of this Award Agreement, Participant shall become vested in the PSUs (a) to the extent set forth in Section 1.4, only if (b) Participant remains continuously employed by Company from the Grant Date through the third anniversary of the Grant Date, such that Participant's Termination of Employment before the third anniversary of the Grant Date shall result in forfeiture of all rights in the PSUs and Participant shall not be entitled to a distribution of any shares of Common Stock related to such forfeited PSUs. The number of PSUs determined under Section 1.4 shall be certified by the Committee in accordance with Section 1.7, based on Company's satisfaction of the Performance Criteria during the Performance Period (or other applicable period), and paid in accordance with Section 1.6 or 1.8, as applicable.
1.3    No Shareholder Privileges; Dividend Equivalents.
(a)    Neither Participant nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of H&R Block (including the right to vote shares or to receive dividends) with respect to any of the Common Stock issuable pursuant to this Award Agreement, unless and until such shares of Common Stock shall have been duly issued and delivered to Participant as a result of the vesting of PSUs.
(b)    Notwithstanding Section 1.3(a), dividend equivalents will accrue and vest proportionally as the PSUs vest, and will be paid as additional whole shares of Common Stock (unless the Committee in its discretion determines to pay the value of the accrued dividend equivalents in cash), net of withholding, upon the date shares of Common Stock are delivered for vested PSUs pursuant to Section 1.6 or Section 1.8. Dividend equivalents will apply to all cash

DB04/0832963.0022/11999672.4 WP08

dividends (excluding dividends for which an adjustment to the Award was or will be made pursuant to Section 4.3) and will be deemed reinvested in shares of Common Stock based on the Closing Price of the Common Stock on the trading day immediately preceding the ex-dividend date applicable to such dividend. Future dividend equivalents will apply to the shares of Common Stock relating to the reinvested dividend equivalents for each dividend record date that occurs before actual delivery of the shares. Notwithstanding the foregoing, the Committee retains discretion at any time, upon notice to Participant, to revise whether, and in what manner, dividend equivalents will be deemed reinvested with respect to any future dividends.
1.4    Payment Formula. The number of PSUs that may vest (the “Earned Percentage”) shall be determined after the end of the Performance Period in accordance with this Section, except as otherwise provided in Section 1.5 and Section 1.6. The Earned Percentage is the “EBITDA Percentage,” multiplied by the “Relative TSR Factor” multiplied by the PSUs granted pursuant to Section 1.1. The EBITDA Percentage is based on achievement of the Performance Criteria with respect to Three-Year Cumulative EBITDA from Continuing Operations as determined under the following table:

	3 Year Cumulative
	Threshold	Target	Maximum
EBITDA Percentage	0.0%	100.0%	200.0%
Three-Year Cumulative EBITDA from Continuing Operations ($ millions)	[$XXXX]	[$XXXX]	[$XXXX]

For Three-Year Cumulative EBITDA from Continuing Operations below Threshold Performance, the EBITDA Percentage shall be zero percent (0%). For Three-Year Cumulative EBITDA from Continuing Operations between Threshold and Target, the EBITDA Percentage shall be interpolated between zero percent (0%) and one hundred percent (100%). For levels of Three-Year Cumulative EBITDA from Continuing Operations between Target and Maximum, the EBITDA Percentage shall be interpolated between one hundred percent (100%) and two hundred percent (200%). For Three-Year Cumulative EBITDA from Continuing Operations in excess of Maximum, the EBITDA Percentage shall be two hundred percent (200%).
The Relative TSR Factor will be 75% if Relative TSR is at or below the 20th percentile. The Relative TSR Factor will be 125% if the Relative TSR is at or above the 80th percentile. Relative TSR between the 20th and 80th percentiles results in a Relative TSR Factor between 75% and 125%, based on straight line interpolation between the 20th and 80th percentiles.
1.5    Potential Vesting. Notwithstanding Section 1.2, if any of the events described in subsection (a), (b) or (c) of this Section 1.5 occur at least one year after the Grant Date and before the third anniversary of the Grant Date, Participant shall be entitled to either pro-rata or full vesting of the Earned Percentage of PSUs determined pursuant to Section 1.4 (or Section 1.6 if applicable), as set forth below. The pro-rata portion of the Earned Percentage, if applicable, shall equal a percentage based upon the number of whole months of service completed between the Grant Date and Participant’s Last Day of Employment divided by thirty-six (36).
(a)    Involuntary Termination of Employment without Cause. If, at least one year after the Grant Date, Participant ceases to be an employee of Company on account of an involuntary

Termination of Employment without Cause that is not a Qualifying CIC Separation, and no Comparable Position is offered, Participant shall be entitled to pro-rata vesting of the Earned Percentage of PSUs that are determined pursuant to Section 1.4 after the end of the Performance Period.
(b)    Retirement. If Participant’s Retirement from Company occurs at least one year after the Grant Date, Participant shall be entitled to pro-rata vesting of the Earned Percentage of PSUs that are determined pursuant to Section 1.4 after the end of the Performance Period.
(c)    Death or Disability. If Participant terminates employment due to death or Disability at least one year after the Grant Date, Participant shall be entitled to 100% vesting of the Earned Percentage of PSUs that are determined pursuant to Section 1.4 after the end of the Performance Period.
1.6    Change in Control.
(a)    Other provisions of this Agreement notwithstanding, if a Change in Control occurs before the third anniversary of the Grant Date, the Committee shall determine what equitable adjustments, if any, shall be made to this Award pursuant to the Committee’s authority and obligations set forth in Sections 4.3, 4.4, and 4.5 of this Award Agreement. Such adjustments may include adjustment to the payment formula determined under Section 1.4 and the performance period (or other measuring period used in determining Total Shareholder Return) over which the payment formula (whether or not revised) will be applied. After a Change in Control, the number of PSUs that may vest pursuant to the payment formula under Section 1.4 (including any revisions that may be made pursuant to this Section 1.6) shall be deemed the Earned Percentage for purposes of this Agreement.
(b)     Potential Vesting after Change in Control. Except as provided below in (i), (ii) and (iii) or in Section 1.5, the Earned Percentage of PSUs will vest only if Participant remains continuously employed by Company from the Grant Date through the third anniversary of the Grant Date as set forth in Section 1.2(b).
(i) If Participant's Termination of Employment occurs after the Change in Control due to Retirement, Disability or Death, Participant shall be entitled to 100% vesting of the Earned Percentage of PSUs as determined by the Committee.
(ii) If Participant's Termination of Employment occurs due to Qualifying CIC Separation, Participant shall be entitled to 100% vesting of the Earned Percentage of PSUs as determined by the Committee.
(iii) If Participant’s Termination of Employment occurs before the Change in Control under a circumstance described in Section 1.5, the pro-rata vesting rules of Section 1.5 shall continue to apply to the Earned Percentage of PSUs.
(c)    Settlement Date after Change in Control. If the Committee takes any action under Section 1.6(a) that, on its own or in connection with any other event, results in vesting of any Earned Percentage of PSUs earlier than otherwise provided in this Award Agreement (e.g., the PSUs become subject to Code Section 409A), such vested PSUs, plus any shares attributable to vested dividend equivalents, shall be settled upon the earliest to occur of (i) Participant's date of death, (ii) the third anniversary of the Grant Date as set forth in Section 1.2(b) or (iii) six months following Participant's Termination of Employment; provided, however, if any of the events set forth in (i), (ii) or (iii)

occur before the date such early vesting occurs, the settlement date shall be the later of (x) within 60 days of the early vesting date, or (y) the earlier of the date that is six months following Participant's Termination of Employment and the third anniversary of the Grant Date as set forth in Section 1.2(b). All other payments shall occur as set forth in Section 1.8.
1.7    Certification of a Performance Award. The Committee shall certify in writing the extent to which the Performance Criteria have been satisfied before making any payment to Participant with respect to the vested Earned Percentage of PSUs.
1.8    Settlement of PSUs.
(a)    Except as provided in Section 1.6, the vested Earned Percentage of PSUs, plus any shares attributable to vested dividend equivalents, shall be settled and paid out in shares of Common Stock as soon as administratively practicable (while remaining compliant with Section 4.15) following the later of the third anniversary of the Grant Date and the date on which the performance results, including Relative TSR, are determinable and certified by the Committee pursuant to Section 1.7, but in no event later than the payment deadline set forth in Treas. Reg. § 1.409A-3(d).
(b)    Company shall transfer shares of Common Stock equal to the number of the vested Earned Percentage of PSUs, plus any shares attributable to vested dividend equivalents, less any shares withheld for tax withholding purposes pursuant to Section 4.8, into a brokerage account established for Participant at a financial institution the Committee shall select at its discretion (the “Financial Institution”) or delivered to Participant in certificate form, such method to be selected by the Committee in its discretion. Any fractional share shall be rounded up to the next whole share. Participant agrees to complete, before the settlement date, any documentation for the Company or the Financial Institution which is necessary to effect the transfer of shares of Common Stock to the Financial Institution.
2.    Covenants.
2.1    Consideration for Award under the Plan. Participant acknowledges that Participant’s agreement to this Section 2 is a key consideration for the Award made under this Award Agreement. Participant hereby agrees to abide by the covenants set forth in Sections 2.2, 2.3, 2.4, 2.5, 2.6, and 2.7.
2.2    Covenant Against Competition. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees he or she will not, directly or indirectly, establish or engage in any business or organization, or own or control any interest in, be employed by, or act as an officer, director, consultant, advisor, or lender to, any of the following located in those geographic markets where Participant has had direct and substantial involvement in Company’s operations in such geographic markets: (a) any entity that engages in any business competitive with the business activities of Company including, without limitation, its assisted and digital (including software) tax services businesses (“Prohibited Companies”); (b) any financial institution or business where any of Participant’s duties or activities would relate to or assist in providing services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers; or (c) any financial institution or business whose primary purpose is to provide services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers. Without limiting clause (c), any financial institution or business whose profits or revenues from the provision of services or products to the Prohibited Companies exceeds 25% of total profits or revenues, as the case may be, shall be deemed to be covered by clause (c). For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 2.2 shall be limited to one (1) year following Participant’s Last Day of Employment. The restrictions in this Section 2.2 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California or North Dakota; provided, however, to the extent permitted under such states’ laws, Company nevertheless retains all rights and remedies set forth in Sections 2.8 and 2.9 in lieu of enforcing the restrictive covenant set forth in this Section 2.2. Notwithstanding the foregoing, if Participant has a standalone employment agreement with Company and such employment agreement includes covenants against competition or non-solicitation of customers, the scope, but not the duration, of such covenants shall apply solely for purposes of Sections 2.2 and 2.4, but shall have no other effect on this Award Agreement.  All other covenants contained in this Section 2 shall apply to Participant notwithstanding any covenants or other terms contained in any other agreement.
2.3    Covenant Against Solicitation of Employees. Participant acknowledges and agrees that, during the period of Participant’s employment and for one (1) year after his or her Last Day of Employment, Participant will not directly or indirectly: (a) recruit, solicit, or otherwise induce any employee of Company to leave the employment of Company or to become an employee of or otherwise be associated with Participant or any company or business with which Participant is or may become associated; or (b) hire any employee of Company as an employee or otherwise in any company or business with which Participant is or may become associated. The restrictions in this Section 2.3 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in Wisconsin; provided, however, to the extent permitted under such state’s laws, Company nevertheless retains all rights and remedies set forth in Sections 2.8 and 2.9 in lieu of enforcing the restrictive covenant set forth in this Section 2.3.
2.4    Covenant Against Solicitation of Customers. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees that he or she will not, directly or indirectly, solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a customer of Company for purposes of engaging in any business transaction of the nature performed by Company, or contemplated to be performed by Company, provided that this Section 2.4 will only apply to customers for whom Participant personally provided services while employed by Company or customers about whom or which Participant acquired material information while employed by Company. For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 2.4 shall be limited to one (1) year following Participant’s Last Day of Employment. The restrictions in this Section 2.4 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California or North Dakota; provided, however, to the extent permitted under such state’s laws, Company nevertheless retains all rights and remedies set forth in Sections 2.8 and 2.9 in lieu of enforcing the restrictive covenant set forth in this Section 2.4.
2.5     Covenant Against Disclosure of Confidential Information. Participant acknowledges and agrees: (a) that “Confidential Business Information” includes, but is not limited to, Company’s client lists and information, employee lists and information, developments, systems, designs, software, databases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans, regardless of whether any court determines that such information constitutes a trade secret as defined by applicable law; and (b) that (i) Company has spent many years developing its business and clients, and is engaged in a continuous program of developing its business and clients, (ii) Company’s methods of operation are unique within the industry, (iii) Participant’s position creates a relationship of confidence and trust between Participant and Company with respect to Company’s Confidential Business Information, and (iv) Participant’s disclosure of Confidential Business Information could substantially injure Company’s present and planned business.
Therefore, Participant agrees that at all times during employment and for a period of two (2) years after Participant’s Last Day of Employment with Company, Participant shall keep in strictest confidence and trust all Confidential Business Information. During this period, Participant shall not use or disclose any Confidential Business Information without the written consent of Company, except as may be necessary in the ordinary course of performing duties as an employee of Company or as may be required by law.
Notwithstanding the foregoing, to the extent that any Confidential Business Information satisfies the legal definition of “trade secret,” and for so long as such information remains a trade secret, Participant shall keep in strictest confidence such trade secret and not use or disclose any such trade secret without the written consent of Company, except as may be necessary in the ordinary course of performing duties as an employee of Company or as may be required by law. Participant acknowledges that trade secrets include, but are not limited to, Company’s client lists and all information identifying its clients, and all information pertaining to Company’s business development, marketing plans, product information, business and financial information and plans, and strategies.
2.6    Covenant Regarding Company Property. Participant acknowledges and agrees that as between Participant and Company, all Confidential Business Information is the sole and exclusive property of Company and/or Company’s nominee(s) or assign(s). Participant hereby assigns and agrees to assign to Company any rights Participant may have or may acquire in such Confidential Business Information.
In the event that Participant conceives or develops, in whole or in part, any inventions, discoveries, ideas, concepts, strategies, plans, processes, systems, products, services, know-how, technology, software, website content, writings, expressions, designs, artwork, graphics, names, logos or other proprietary developments while employed by Company that (a) directly or indirectly relate in any way to or arise out of Participant’s job responsibilities or the performance of the duties or assigned tasks of Participant with Company; or (b) directly or indirectly relate or pertain in any way to the existing or reasonably anticipated business, products, services, or other activities of Company; or (c) were otherwise conceived or developed, in whole or in part, using Company time or materials or based upon Confidential Business Information (collectively, the “Developments”), all right, title, and interest in and to the Developments including, without limitation, all patent, copyright, trademark, trade secret and other proprietary rights therein shall become the sole and exclusive property of Company and/or Company’s nominee(s) or assign(s).
Participant acknowledges that any Developments subject to copyright protection shall be considered “works-for-hire” on behalf of Company as such term is defined under the copyright laws of the United States. All right, title and interest in such Developments or components thereof shall automatically vest in Company and Company shall be the author and exclusive owner thereof including, without limitation, all copyrights (and renewals and extensions thereof), merchandising and allied, ancillary and subsidiary rights therein. To the extent that any of the Developments, or any portion thereof, may not qualify as a work-for-hire or for copyright protection, Participant hereby irrevocably assigns and agrees to assign in the future all right, title, and interest in and to the Developments to Company or Company’s nominee(s) or assign(s), including, without limitation, all patent, copyright, trademark, trade secret and any and all other proprietary rights therein.
Participant will keep and maintain adequate and current written records of the conception and development of Developments in the form of notes, sketches, drawings, reports or other documents relating thereto, which records shall be and shall remain the sole and exclusive property of Company and shall be available to Company at all times.
Participant further agrees to execute and deliver all documents and do all acts that Company shall deem necessary or desirable to secure to Company or its nominee(s) or assignee(s) the entire right, title and interest in and to the Confidential Business Information and Developments, at Company’s expense. Participant further agrees to cooperate with Company as reasonably necessary to maintain or enforce Company’s rights in the Confidential Business Information and Developments.
In the event Participant’s employment terminates, Participant shall promptly deliver to Company the originals and all copies of all Confidential Business Information, Developments and other materials and property of any nature belonging to Company and obtained during the course of, or as a result of, Participant’s employment with Company. In addition, upon such termination, Participant shall not remove from the premises of Company any of its documents or property.
2.7    Non-Disparagement. Participant agrees, that after his or her Last Day of Employment, Participant will not disparage Company or any of its directors, officers, executives, employees, agents or other Company representatives (“Related Parties”), or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of Company or Related Parties. This clause has no application to any communications with the Equal Employment Opportunity Commission or any state or local agency responsible for investigation and enforcement of discrimination laws.
2.8    Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 2, Participant shall forfeit all rights to payments or benefits under the Plan. All unsettled PSUs shall terminate, be forfeited and be incapable of vesting.
2.9    Remedies. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 2, whether before, on or after any settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by Participant on all Common Stock received pursuant to this Award Agreement after the date occurring one (1) year before Participant’s Last Day of Employment; provided, however, to the extent the violation occurs before the settlement of the PSUs, all rights to payments or benefits under the Plan and all PSUs shall terminate, be forfeited and be incapable of vesting in accordance with Section 2.8. Participant shall pay Company within three (3) business days after the date of any written demand by Company to Participant.

2.10    Remedies Payable. Participant shall pay the amounts described in Section 2.9 in cash or as otherwise determined by Company.
2.11    Remedies without Prejudice. The remedies provided in this Section 2 shall be without prejudice to the rights of Company to recover any losses resulting from the applicable conduct of Participant, and shall be in addition to any other remedies Company may have, at law or in equity, resulting from such conduct.
2.12    Survival. Participant’s obligations in this Section 2 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Award Agreement for any reason.
2.13    Tolling. The restricted period for each of the covenants in this Award Agreement shall be tolled during (a) any period(s) of violation that occur during the original restricted period; and (b) any period(s) of time required by litigation to enforce the covenant (other than any periods during which Participant is enjoined from engaging in the prohibited activity and is in compliance with such order of enjoinment) provided that the litigation is filed within one year following the end of the two-year period immediately following the cessation of employment.
3.    Non-Transferability of Award. This Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event this Award and the rights and privileges hereby granted shall immediately become null and void.
4.    Miscellaneous.
4.1    No Employment Contract. This Award Agreement does not confer on Participant any right to continued employment for any period of time, and is not an employment contract.
4.2    Clawback. If a restatement of H&R Block’s financial results occurs and (a) the vesting or the Amount of Gain Realized with respect to any portion of this Award, or (b) the vesting or issuance of performance-based Shares pursuant to any other award granted under the Plan or any other company-sponsored equity compensation plan, or (c) any other cash compensation received by Participant pursuant to a Company-sponsored incentive plan, would not have occurred, been paid or would have been reduced if the results represented by the restatement were known as of the time of the original issuance of the financial results, Participant may be required to reimburse Company for the Amount of Gain Realized related to this Award. The Committee has sole discretion to make all determinations that may be made pursuant to this section, including the amount of reimbursement.
4.3    Adjustment of PSUs. If any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affects the Common Stock or the value thereof, the Committee shall make such adjustments and other substitutions to this Award Agreement as the Committee determines necessary or appropriate to prevent dilution or enlargement of benefits or potential benefits intended to be made available under this Award Agreement, in a manner the Committee deems equitable or appropriate, taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, and in the number, class, kind and option or exercise price of securities subject to the Award Agreement (including, if the Committee deems appropriate, the substitution of awards denominated in the shares of another company).
4.4    Adjustment of Performance Criteria.
(a)    In the event of the occurrence during the Performance Period (or other applicable period) of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets associated with the sale of a line of business or other material operation, other similar corporate transaction or event, any material changes in applicable tax laws or accounting principles, any event or transaction that is either of an unusual nature or of a type that indicates infrequency of occurrence (under generally accepted accounting principles (United States) (“GAAP”) as described in Financial Accounting Standards Board Accounting Standards Subtopic 225-20 (or any successor provision) or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable fiscal year), or any other unusual or non-recurring event involving the Company, the Committee shall adjust the calculation of the Performance Criteria to exclude the effect of such occurrence(s). Such adjustments shall be conclusive and binding for all purposes.
(b)    For the avoidance of doubt, and without excluding any other events not specifically named in this Section 4.4(b), the following will be deemed to be events for which adjustments under Section 4.4(a) should be made:
(i)    The direct or indirect sale of any or all of the stock of, merger or liquidation of, sale or assumption of all or substantially all the assets or liabilities of, or any other transaction regarding, H&R Block Bank FSB;
(ii)    Severance and related charges associated with a fundamental corporate restructuring approved by the Board, the benefits of which are largely realized outside of the Performance Period;
(iii)    Loss on extinguishment of debt resulting from early payment of outstanding debt; and
(iv)    Asset impairments, reserves for uncertain tax positions, and reserves for loss contingencies, each as defined under GAAP.
4.5    Merger, Consolidation, Reorganization, Liquidation, etc. If H&R Block shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, all Plan awards outstanding on the effective date of the consummation of the transaction shall be treated in the manner the Committee, in its discretion, deems equitable and appropriate after taking into consideration relevant facts, including the accounting and tax consequences. Such treatment need not treat all Awards (or all portions of an Award) in an identical manner. Such treatment may include, but is not limited to, the substitution of new Awards, or for any Awards then outstanding, the assumption of any such Awards or the cancellation of such Awards for a payment to Participant in cash or other property in an amount equitably determined by the

Committee (and, for the avoidance of doubt, such cancellation may be without any payment to Participant in the event the Committee determines that the intrinsic value of the Award is zero or negative). Any such arrangements shall be binding upon Participant and any action taken under this Section 4.5 shall either preserve an Award’s status as exempt from Code Section 409A or comply with Code Section 409A.
4.6    Interpretation and Regulations. The Committee shall have the full power and authority provided under Section 4.2 of the Plan and provided by delegation by the Board, subject to the terms of the Plan, and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board. Such power and authority shall include, but not be limited to, the power and authority to: (a) interpret and administer the Plan, the Award Agreement, and any instrument or agreement entered into under or in connection with the Plan; (b) correct any defect, supply any omission or reconcile any inconsistency in the Plan or the Award Agreement in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (c) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan and Award; (d) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and Award; (e) determine whether, to what extent and under what circumstances the Award shall be canceled or suspended; and (f) determine, for purposes of the Plan and this Award Agreement, (i) the date and circumstances that constitute a cessation or termination of employment, (ii) whether such cessation or termination is the result of Retirement, death, Disability, termination without Cause or any other reason, and (iii) what constitutes continuous employment with respect to vesting under this Award Agreement. Notwithstanding the foregoing, leaves of absence approved by the Committee or transfers of employment among the subsidiaries of H&R Block shall not be considered an interruption of continuous employment under the Plan, unless otherwise required by Code Section 409A.
4.7    Reservation of Rights. If at any time Company determines that qualification or registration of the PSUs, or of any shares of Common Stock subject to the PSUs, under any federal, state or other applicable securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of executing an Award or providing a benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions Company deems unacceptable.
4.8    Withholding of Taxes. Company shall make the delivery of shares of Common Stock pursuant to this Award Agreement net of all federal, state, local or foreign taxes required to be paid or withheld as a result of the delivery of shares of Common Stock.  Unless otherwise determined pursuant to established procedures pursuant to the Plan, the number of shares of Common Stock withheld shall be based on the Fair Market Value of such shares on the delivery date and the minimum required tax withholding rate for Participant (or such other rate that will not cause an adverse accounting consequence or cost to Company).
4.9    Reasonableness of Restrictions, Severability and Court Modification. Participant and Company agree that the restrictions contained in this Award Agreement are reasonable, but, should any provision of this Award Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Award Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.
4.10    Waiver. The failure of Company to enforce at any time any terms, covenants or conditions of this Award Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Award Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of H&R Block.
4.11    Plan Control. The terms of this Award Agreement are governed by the terms of the Plan, as it exists on the Grant Date (except to the extent the Plan is amended from time to time and such amendment is intended to have retroactive effect). Except where the Plan expressly permits an award agreement to provide for different terms, if any provisions of this Award Agreement conflict with any provisions of the Plan, the terms of the Plan shall control.
4.12    Notices. Any notice to be given to Company or election to be made under the terms of this Award Agreement shall be addressed to Company (Attention: Long Term Incentive Department) at One H&R Block Way, Kansas City, Missouri 64105, or at such other address or by such other means as Company may hereafter designate in writing to Participant. Any notice to be given to Participant shall be addressed to Participant at the last address of record with Company or at such other address as Participant may hereafter designate in writing to Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.
4.13    Choice of Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
4.14    Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Award Agreement must be brought in the Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant agrees and submits to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block.
4.15    Compliance with Section 409A. Notwithstanding any provision in this Award Agreement or the Plan to the contrary, this Award Agreement shall be interpreted and administered in accordance with Code Section 409A and regulations and other guidance issued thereunder (“Section 409A”). For purposes of determining whether any payment made pursuant to this Award Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation 1.409A-1(b), H&R Block shall maximize the exemptions described in such section, as applicable. Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A. If any deferred compensation payment is payable while Participant is a “specified employee” under Section 409A, and payment is due because of separation from service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following the earlier of the expiration of such six month period or Participant’s death. To the extent any payments under this Award Agreement are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder. Participant or his or her beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant or his or her beneficiary in connection with any payments to Participant or his or her beneficiary pursuant to this Award Agreement, including but not limited to any taxes, interest and penalties under Section 409A, and neither H&R Block nor any of its affiliates shall have any obligation to indemnify or otherwise hold Participant or his or her beneficiary harmless from any and all of such taxes and penalties.
4.16    Attorneys Fees. Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Award Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorneys fees.
4.17    Relationship of the Parties. Participant acknowledges that this Award Agreement is between H&R Block and Participant. Participant further acknowledges that H&R Block is a holding company and that Participant is not an employee of H&R Block.
4.18    Headings. The section headings herein are for convenience only and shall not be considered in construing this Award Agreement.
4.19    Amendment. No amendment, supplement, or waiver to this Award Agreement is valid or binding unless in writing and signed on behalf of H&R Block by an officer of H&R Block, and, if materially adverse to Participant, signed by Participant.
4.20    Execution of Agreement. This Award Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Awards made hereunder, unless and until it has been (a) signed by Participant within 180 days of the Grant Date, (b) signed on behalf of H&R Block by an officer of H&R Block, and (c) returned to H&R Block.
This Award Agreement may be signed by the parties via facsimile or electronic signature, as acceptable to Company, and may be signed by H&R Block via stamped signature.
4.21    WAIVER OF JURY TRIAL. PARTICIPANT KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, ACTION OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.
5.    Definitions. Whenever a term is used in this Award Agreement, the following words and phrases shall have the meanings set forth below or as set forth in the Plan unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
5.1    Amount of Gain Realized. The Amount of Gain Realized shall be equal to the number of shares of Common Stock that Participant receives pursuant to this Award Agreement multiplied by the Fair Market Value of one share of Common Stock on the date of delivery.
5.2    Board. Board means the Board of Directors of H&R Block.
5.3    Cause. Cause means those actions or omissions that constitute cause for termination under the written Company severance plan that applies to Participant. If no severance plan applies to Participant or if the applicable severance plan does not define “Cause,” then Cause shall have the meaning found in the H&R Block Severance Plan, or any successor to that plan. Notwithstanding any of the foregoing, if Participant has a standalone employment agreement with Company and such employment agreement includes a definition for cause, the definition of cause in the employment agreement shall apply.
5.4    Change in Control. Change in Control means the occurrence of one or more of the following events:

(a)    Any one person, or more than one person acting as a group, acquires ownership of stock of H&R Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of H&R Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 5.4(a).

(b)    Any one person, or more than one person acting as a group, acquires (when combined with all other acquisitions of H&R Block stock acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of H&R Block possessing 35 percent or more of the total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will not be treated as an acquisition of stock for purposes of this Section 5.4(b), but will be treated as an acquisition of stock for purposes of Section 5.4(a).

(c)    A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(d)    Any one person, or more than one person acting as a group, acquires (when combined with all other acquisitions of H&R Block assets acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from H&R Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of H&R Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of H&R Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under this Section 5.4(d) when there is a transfer to an entity that is controlled by the shareholders of H&R Block immediately after the transfer. A transfer of assets by H&R Block is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of H&R Block (immediately before the asset transfer) solely in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by H&R Block; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of H&R Block; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

Notwithstanding the foregoing, the direct or indirect sale of any or all of the stock of, merger or liquidation of, or sale or assumption of all or substantially all the assets or liabilities of, H&R Block Bank FSB, (i) will not be considered a Change in Control for purposes of this Award Agreement, and (ii) will not be included in any determination of the total gross fair market value of assets of H&R Block sold during any 12-month period under Section 5.4(d) above.

For purposes of this section, persons will be considered to be acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Code Section 409A.

5.5    Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. If the exchange is closed on the day on which the Closing Price is to be determined or if there were no sales reported on such date, the Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
5.6    Code. Code means the Internal Revenue Code of 1986, as amended.
5.7    Committee. Committee means the Compensation Committee of the Board.
5.8    Common Stock. Common Stock means the common stock of H&R Block, without par value.
5.9    Company. Company means H&R Block, Inc., a Missouri corporation, and includes its “subsidiary corporations” (as defined in Code Section 424(f)) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
5.10    Comparable Position. Comparable Position means a position where:
(a)    Participant’s primary work location would be within 50 miles of Participant’s current primary work location, and
(b)    Participant’s compensation rate (salary and target bonus) would be no more than 10% below Participant’s current compensation rate.
5.11    Disability. Disability or disabled means, determined in accordance with the following determination periods:
(a)    If Participant has coverage under a group long-term disability program maintained by Company, Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least three months under such program; or
(b)    If Participant does not have coverage under a group long-term disability program maintained by Company, Participant is unable to engage in any substantial gainful activity for a period of at least 9 months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
For this purpose, Participant shall be deemed to have incurred a Disability on the last day of the applicable determination period above. Notwithstanding the foregoing, if Participant has a standalone employment agreement with Company and such employment agreement includes a definition of disability, the definition in the employment agreement shall apply.
5.12    EBITDA. EBITDA means earnings before interest, tax, depreciation and amortization.
5.13    Fair Market Value. Fair Market Value means the Closing Price for one share of Common Stock.
5.14    Fiscal Year. Fiscal Year means the fiscal year ended April 30.
5.15    Good Reason Termination. Good Reason Termination means a Termination of Employment initiated by Participant that is related to one or more conditions described in subsection (a), and that is subject to the timing, notice and remedy provisions of subsection (b):
(a)    Conditions for Good Reason Termination. The conditions that qualify for Good Reason Termination shall be those conditions provided in the definition of Good Reason Termination under the written Company severance plan that applies to Participant, unless Participant has a standalone employment agreement with Company and such employment agreement includes such definition (or a definition of “Good Reason”), in which case the definition in the employment agreement shall apply. For the avoidance of doubt, any such definition shall only apply with respect to determining the conditions that constitute “Good Reason.” The periods of time relating to the initial existence, notice, and remedy of any such condition are determined solely as described in subsection (b). If no severance plan or employment agreement applies to Participant or if neither includes a definition of “Good Reason” or “Good Reason Termination,” then the conditions that qualify for Good Reason Termination are:
(i)    A change in Participant’s primary work location that is more than 50 miles from Participant’s previous primary work location, or
(ii)    A diminution of Participant’s compensation rate (salary and target bonus) of more than 10%.
(b)    Timing, Notice and Remedy Requirements. Participant’s voluntary Termination of Employment qualifies as a Good Reason Termination only if such Termination of Employment occurs within 18 months after a Change in Control because of a qualifying condition described in subsection (a), and only if (i)     the initial existence of the condition occurs no more than 75 days before the Change in Control, or occurs on or after the Change in Control; (ii)     Participant

does not consent to the condition; and (iii) Company does not remedy the condition (as further described in this section).
Participant must provide notice no more than 30 days after the initial occurrence of the event; provided, however, if the event initially occurs within the 75 day period preceding a Change in Control, notice must be provided by the earlier of (i) 90 days of the date of the initial occurrence and (ii) 30 days after the date of the Change in Control. During the 30 days following receipt of the notice, Company may remedy the event, occurrence or condition for which notice was given, in which case a Good Reason Termination will not occur as a result of the condition.
5.16    Last Day of Employment. Last Day of Employment means the date of Participant’s Termination of Employment.
5.17    Maximum Performance. Maximum Performance means the level of Three-Year Cumulative EBITDA from Continuing Operations for the Performance Period set by the Committee that results in a 200% factor in the Payment Formula set forth in Section 1.4.
5.18    Peer Companies. Peer Companies are the companies in the S&P 500 as of the first day of the relevant period other than H&R Block. If a Peer Company ceases to be a member of the S&P 500 during the relevant period, then such company will be excluded from the calculation.
5.19    Performance Criteria. Performance Criteria means the Threshold Performance, Target Performance and Maximum Performance for Three-Year Cumulative EBITDA from Continuing Operations for the Performance Period and the Relative TSR Factor set forth in Section 1.4.
5.20    Performance Period. Performance Period means the period commencing [May 1, 201X] and ending [April 30, 201X].
5.21    Performance Share Units or PSUs. Performance Share Units or PSUs means the number of Performance Share Units granted under this Award Agreement pursuant to Section 1.1.
5.22    Qualifying CIC Separation. Qualifying CIC Separation means (a) a Good Reason Termination or (b) Company’s involuntary Termination of Employment of Participant without Cause no more than 75 days before or 18 months after a Change in Control; provided, however, that Qualifying CIC Separation described under subsection (b) does not include the elimination of Participant’s position where Participant was offered a Comparable Position with Company or with a party (or a subsidiary or an affiliate of such a party) that acquires any asset from Company.
5.23    Relative TSR. Relative TSR means the percentile placement of H&R Block’s Total Shareholder Return relative to the Total Shareholder Returns of the Peer Companies. Relative TSR will be determined by ranking H&R Block and the Peer Companies from highest to lowest according to their respective Total Shareholder Returns. Based on this ranking, the percentile performance of H&R Block relative to the Peer Companies will be determined as follows:

P = 1 –	R – 1
N

“P” represents H&R Block's percentile performance which will be rounded, if necessary, to the nearest whole percentile (with 5 being rounded up). “N” represents the number of Peer Companies. “R” represents H&R Block’s ranking among the Peer Companies.
5.24    Retirement. Retirement means Participant’s voluntary Termination of Employment with Company at or after the date Participant (a) attains age 60 or (b) attains age 55 and completes at least five (5) years of service with Company.
5.25    S&P 500. S&P 500 means the 500 US companies listed by Standard and Poor’s in its S&P 500 Index as of the Award Date.
5.26    Target Performance. Target Performance means the level of Three-Year Cumulative EBITDA from Continuing Operations for the Performance Period set by the Committee that results in a 100% factor in the Payment Formula set forth in Section 1.4.
5.27    Three Year Cumulative EBITDA from Continuing Operations. Three Year Cumulative EBITDA from Continuing Operations means the cumulative earnings of the Company from continuing operations excluding interest expense, taxes, depreciation and amortization for each fiscal year in the Performance Period, subject to those adjustments described in Section 4.4.
5.28     Threshold Performance. Threshold Performance means the level of Three-Year Cumulative EBITDA from Continuing Operations for the Performance Period set by the Committee that results in a 0% factor in the Payment Formula set forth in Section 1.4.
5.29    Termination of Employment. Termination of Employment, termination of employment and similar references mean a separation from service within the meaning of Code Section 409A. If Participant is an employee, Participant will generally have a Termination of Employment if Participant voluntarily or involuntarily terminates employment with Company. A termination of employment occurs if the facts and circumstances indicate that Participant and Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Participant will perform after such date (whether as an employee, director or other independent contractor) for Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if Participant has been providing services for less than 36 months). For purposes of this Section 5.29, “Company” includes any entity that would be aggregated with Company under Treasury Regulation 1.409A-1(h)(3).

5.30    Total Shareholder Return. Total Shareholder Return for the purpose of calculating Relative TSR for the Performance Period (or other applicable measurement period provided in this Agreement, including Section 1.6) pursuant to Section 1.4 means the percentage for the applicable entity for the applicable period that is the quotient of: (i) the Ending Value, minus the Beginning Value, plus dividends (other than stock dividends) with respect to which the record date occurs during such period; divided by (ii) the Beginning Value. For purposes of this definition, "Beginning Value" means the average Fair Market Value per share of the applicable entity's common stock for the 15 consecutive trading days ending on the Grant Date, and "Ending Value" means the average Fair Market Value per share of the applicable entity's common stock for the 15 consecutive trading days beginning on the date the applicable entity's Annual Report on Form 10-K is filed with the Securities and Exchange Commission for the fiscal year ending on the last day of such Performance

Period. When calculating the Beginning Value for any entity, the Committee must adjust such Beginning Value to account for a stock split, reverse stock split or stock dividend occurring during such period. In such event, the Committee must adjust the Beginning Value by multiplying it by the ratio of the number of shares outstanding at the beginning of the applicable period to the number of shares outstanding at the end of the applicable period; provided, however, no such adjustment shall be duplicative of any adjustment made pursuant to Section 4.3 or 4.4.

6.    ACKNOWLEDGEMENT OF COVENANTS AND WAIVERS.
6.1    Participant understands and acknowledges that this Award Agreement confers both rights and obligations upon Participant.
6.2    Participant has reviewed this Award Agreement in its entirety and understands that by signing this Award Agreement, Participant agrees to all of its terms, including, but not limited to, the covenants set forth in Section 2 of this Award Agreement, the Choice of Forum and Jurisdiction, and the Waiver of Jury Trial set forth in Section 4 of this Award Agreement.
6.3    Participant acknowledges that Company has advised Participant to seek his or her own legal counsel before signing this Award Agreement and that Participant has consulted or has had the opportunity to consult with his or her personal attorney before executing this Award Agreement.
[Signature Page Follows.]

In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.
The parties hereto have executed this Award Agreement.
Participant Name:     [Participant Name]
Date Signed:        [Acceptance Date]
H&R BLOCK, INC.
By:
William C. Cobb
President and Chief Executive Officer